EXHIBIT 10(H)

SUMMARY OF CHANGES TO
EXECUTIVE MANAGEMENT SEPARATION PLAN

The Executive Management Separation Plan was eliminated effective December 31, 2000. Following a transition period described below, all executive officers will receive separation benefits in accordance with Bank One’s severance policy applicable to all employees. The severance policy provides that if an executive officer is involuntarily terminated, except termination for cause, the officer shall receive three weeks of base salary for each year of service, but not less than 12 weeks nor more than 52 weeks of base salary. For those executive officers who were covered by the Plan when it was adopted in October 1999, they shall each receive a benefit equal to the amount calculated as of October 1, 1999, pursuant to the Plan, reduced by the sum of all salary and incentive bonuses paid or payable from January 1, 2001, through the date of termination, but in no event less than the amount payable under the standard severance policy. All other executive officers shall, until February 1, 2002, each receive a benefit equal to two times their annualized base salary plus a proportionate bonus for 2001; and thereafter the amount payable under the standard severance policy.

BANK ONE CORPORATION
EXECUTIVE MANAGEMENT SEPARATION PLAN
Effective October 1, 1999

1.  Purpose and Effective Date.    BANK ONE CORPORATION (the “Corporation”) hereby establishes the BANK ONE CORPORATION Executive Management Separation Plan, effective October 1, 1999 (the “Plan”). The Plan provides support and assistance to eligible executives affected by certain employment separations. The Corporation intends the Plan to provide eligible executives with a measure of income protection and/or such other benefits as the Corporation may deem appropriate to provide under the Plan from time to time. The Plan supercedes and replaces all prior plans of similar intent maintained by the Corporation or its predecessor corporations.

The Plan is an unfunded welfare benefit plan maintained to provide benefits for a select group of management and highly compensated employees, and the Corporation shall so administer and interpret the Plan. As such, the Plan is not a retirement plan, nor is the Plan intended to be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

2.  Definitions.    Whenever capitalized and used herein, the following terms shall have the meanings indicated below, unless the context clearly indicates a different meaning:

(a)  Administrator” shall mean the Organization, Compensation and Nominating Committee of the Board of Directors of the Corporation or any successor to such committee.

(b)  “BANK ONE” shall mean the Corporation and any of its wholly-owned subsidiaries.

(c)  “Benefit” shall mean the Pay Continuation Period payments and other benefits provided to Eligible Executives under the Plan, as described under Section 4.

(d)  “Cause” shall mean a material violation of the Corporation’s code of ethics or gross negligence, willful misconduct, fraud or dishonesty.

(e)  “Change of Control” shall have the same meaning given to such term under the BANK ONE CORPORATION Stock Performance Plan.

(f)  “Change of Control Agreement” shall mean an agreement in effect between an Eligible Executive and the Corporation that provides special benefits to the Eligible Executive in the event that the Corporation experiences a Change of Control.

(g)  “Claimant” shall mean an individual who believes he has a claim arising under the Plan, whether such claim relates to eligibility for participation or the payment or amount of Benefits.

(h)  “Corporation” shall mean BANK ONE CORPORATION, a Delaware corporation, or its successor.

(i)  “Effective Date” shall mean October 1, 1999.

(j)  “Eligible Executive” shall mean a U.S.-based officer of the Corporation who holds the title of Executive Vice-President or above or its equivalent and who serves as a member of the Corporation’s Management Committee or any similar successor committee or group.

(k)  “Participant” shall mean an Eligible Executive who has commenced participation in the Plan in accordance with Section 3.

(l)  “Pay Continuation Period” shall mean the period beginning on the day immediately following the last day of a Participant’s Transition Period, provided that the Participant has not secured another position with BANK ONE during the Transition Period, and ending on the earliest of: (i) twelve months following the end of the Transition Period; (ii) the date as of which the Participant secures new employment of any kind; (iii) the date as of which the Participant receives a lump sum settlement of his Pay Continuation Period Benefits, as described in Section 6 below; and (iv) the date the Administrator terminates the Participant’s benefits under Section 9 below.

(m)  “Plan” shall mean the BANK ONE CORPORATION Executive Management Separation Plan, effective October 1, 1999, as set forth herein and amended from time to time in accordance with Section 13.

(n)  “Transition Period” shall mean the 30-day period beginning on the date an Eligible Executive receives notice from the Corporation that his employment has been involuntarily terminated for reasons other than “Cause” or the effective date of his resignation when such resignation is determined to be in the best interests of the Corporation, as provided in Section 3 below; provided, however, that the Transition Period shall end prior to the expiration of 30 days upon the date that the Participant secures a new position with BANK ONE.

3.  Eligibility.    An Eligible Executive shall automatically become a Participant in the Plan upon the commencement of his Transition Period. Notwithstanding the foregoing, an Eligible Executive shall not become a Participant:

(a)  if his employment terminates for Cause, or as the result of his voluntary resignation or retirement that is not determined to be in the best interests of the Corporation or his death;

(b)  while he is on a leave of absence that was granted without a guarantee of re-employment by BANK ONE (including a leave of absence granted on account of or to accommodate the Eligible Executive’s long-term disability);

(c)  if BANK ONE eliminates his position but offers him comparable employment (the comparability of such employment to be determined by the Administrator, in its sole discretion) with BANK ONE or with another entity pursuant to an agreement between such entity and BANK ONE (including, without limitation, an agreement for the sale of a business unit or the outsourcing of a business function under which affected employees of BANK ONE are offered employment with the purchasing entity or vendor, as applicable);

(d)  as the result of the modification of the responsibilities or duties of his position as part of or in response to ongoing business needs or corporate reorganization;

(e)  as the result of the transfer of his position with BANK ONE to another location; or

(f)  if he has entered into a separate, written employment, severance or similar agreement with BANK ONE, where such agreement provides benefits in the event of the Eligible Executive’s termination of employment, unless such agreement specifically provides for the Eligible Executive’s participation hereunder.

The Administrator, in its sole and absolute discretion, shall determine whether an Eligible Executive may be excluded from participation in the Plan pursuant to paragraphs (a) through (f) above, including whether an offer of employment upon the elimination of the Eligible Executive’s prior position is “comparable.” The determination of whether an Eligible Executive’s resignation or retirement is “in the best interests of the Corporation” shall be made by the Chief Executive Officer of the Corporation with respect to an Eligible Executive who is not a director of the Corporation and by the Administrator with respect to an Eligible Executive who is a director of the Corporation.

4.  Benefits.    Subject to Section 9 below, a Participant in the Plan shall receive the following Benefits:

(a)  Transition Period.    Throughout the Transition Period, the Participant shall be eligible to receive regular salary payments calculated using his base salary rate in effect on the day immediately preceding the first day of the

Transition Period. In addition, the Participant shall continue to be eligible to participate in all employee benefit plans in which he was participating on the day immediately preceding the first day of the Transition Period; provided, however, that the Participant shall not be eligible to receive additional grants under any BANK ONE stock-based incentive plan (other than a plan designed to comply with Section 423 of the Internal Revenue Code of 1986, as amended) while he is a Participant in the Plan.

(b)  Pay Continuation Period.     Pay Continuation Period Benefits shall consist of all of the following:

(i)  Salary:    The Participant shall be eligible to receive regular salary payments calculated using the base salary rate he received during the Transition Period.

(ii)  Continued Benefit Coverage:    The Participant shall continue to be eligible to participate in the employee benefit plans in which he participated during the Transition Period, subject to such terms, conditions and amendments (including an amendment to terminate the plan(s)) as may be in effect under such employee benefit plans during the Transition Period and Pay Continuation Period; except that, during the Pay Continuation Period, the Participant shall not:

(A)  accrue or earn additional vacation or personal days;

(B)  be entitled to sick days; nor

(C)  be covered under any BANK ONE-sponsored short-term or long-term disability plans, or business travel accident plans.

(iii)  Bonus:    As of the first annual bonus period that occurs during either the Participant’s Transition Period or Pay Continuation Period, the Participant shall be eligible to receive an amount equal to the average of the two (2) highest bonuses paid to the Participant for the three (3) annual bonus periods occurring immediately preceding the date on which his Transition Period began (“Average Bonus Amount”). Notwithstanding the foregoing, if the Participant’s Transition Period or Pay Continuation Period begins:

(A)  prior to the Participant’s receipt of an annual bonus, the Average Bonus Amount under this paragraph (iii) shall equal the first-year bonus amount described in the hiring agreement in effect between the Participant and the Corporation; or

(B)  after the Participant’s receipt of one but fewer than three (3) annual bonuses, the Average Bonus Amount under this paragraph (iii) shall be equal to the annual bonus or the average of the two (2) annual bonuses which the Participant has received, whichever is applicable.

(iv)  Severance Payment:    As of the close of the Pay Continuation Period, the Participant shall be eligible to receive a Severance Payment equal to: (A) the remainder, if any, of the salary continuation that the Participant would have been paid had the Participant’s Pay Continuation Period continued for a full twelve months following the last day of the Participant’s Transition Period; plus (B) one (1) year of salary, determined using the base salary rate at which the Participant was paid during his Transition Period; plus (C) his Average Bonus Amount; provided, however, that such Average Bonus Amount shall be multiplied by two (2) if the Pay Continuation Period terminates prior to the first annual bonus period that occurs following the start of his Transition Period and he does not receive the Bonus Amount described in paragraph (iii) above.

(v)  Alternative Minimum Benefit.    Notwithstanding the foregoing, the Administrator may, in its sole discretion, designate a Participant whose Transition Period begins on or before January 1, 2001 as eligible to receive an Alternative Minimum Benefit, in lieu of and to the extent such Alternative Minimum Benefit exceeds the value of the benefit provided under paragraph (iv) above. The amount of such Alternative Minimum Benefit shall equal the sum of: (A) the average of the annual bonuses awarded to the Participant for the annual bonus periods occurring in 1997, 1998 and 1999, multiplied by a fraction, the numerator of which is ten (10) and the denominator of which is twelve (12), plus (B) the product of 2.5 multiplied by the sum of: (1) the Participant’s annual base salary rate as in effect on October 1, 1999, and (2) the average of the annual bonuses awarded to the Participant for the annual bonus periods occurring in 1997, 1998 and 1999. A Participant whose Transition Period begins after January 1, 2001 shall not be eligible to receive the Alternative Minimum Benefit.

(c)  External Employment Prior to Expiration of Pay Continuation Period.    If the Participant’s Pay Continuation Period ends because the Participant secures employment with an entity other than BANK ONE, the Participant shall be eligible to receive a lump sum settlement of any unpaid portion of the benefits described in paragraphs (b)(i), (iii), (iv) and (as applicable) (v) above. In addition, the Participant shall be eligible to receive the following additional Benefits:

(i)  With respect to any options to purchase shares of BANK ONE common stock that were awarded to the Participant prior to the Effective Date and which are outstanding on the last day of the Participant’s Pay Continuation Period, the Participant shall become vested in and eligible to exercise such options as though he were eligible to retire on such date. The Participant’s vesting and exercise rights as a result of being deemed eligible to retire shall be determined solely in accordance with the terms of the applicable option agreements.

(ii)  With respect to any retention, performance or restricted shares (as such shares are described in the Corporation’s employment policies) that the Corporation awarded to the Participant prior to the Effective Date, the Participant shall receive a pro rata distribution of any such shares as remain unvested on the last day of his Pay Continuation Period as though he were eligible to retire on such date, subject to the attainment of any performance criteria described in the applicable award agreements.

(d)  Withholding.    Notwithstanding the foregoing, the Corporation shall reduce the Benefits described in this Section 4 by any amounts necessary to satisfy its income tax withholding obligations under federal and state law.

5.  Lump Sum Election.    At any time prior to the conclusion of his Transition Period, a Participant may elect to receive a lump sum settlement of the Pay Continuation Period Benefits described in paragraphs 4(b)(i), (iii), (iv) and (as applicable) (v) above. The Participant must make such election in writing and in accordance with procedures established by the Administrator for such purpose. Payment of such lump sum settlement shall be made as soon as administratively practicable following the close of the Transition Period. If the Participant receives a lump sum settlement of his Pay Continuation Benefits and thereafter secures a position with BANK ONE, he shall be required to repay the portion of such lump sum settlement (if any) that was awarded with respect to the period beginning on the date of the Participant’s reemployment and ending on the last day of the twelve-month period following the end of his Transition Period. The Administrator, in its sole discretion, shall determine the value of any Benefits to be repaid by operation of this Section 5, and the Participant shall repay such Benefits in accordance with procedures established by the Administrator for this purpose.

6.  Payment of Benefits.    Benefits shall automatically be paid to a Participant as he becomes eligible to receive them. The Administrator, in its sole discretion, may establish procedures under which a Participant may elect to defer payment of any and all benefits payable under this Plan to a deferred compensation plan sponsored by the Corporation, provided that such other plan and its administrator allows for such deferral.

Notwithstanding the foregoing, if a Participant dies before receiving all Benefits to which he is entitled hereunder (other than Benefits consisting of the continued benefit coverage described in paragraphs 4(a) and (b)(ii) hereof), the portion of such Benefits as remain unpaid as of the date of the Participant’s death shall be paid to the Participant’s surviving spouse in a lump sum as soon as practicable following the Participant’s death. If the Participant does not have a surviving spouse, Benefits shall be paid to his estate.

7.  Job Placement Services.    Throughout both his Transition Period and Pay Continuation Period, a Participant may use the Corporation’s internal job placement services to search for a position within BANK ONE. In addition, the Participant may utilize the services of any Corporation-approved outplacement assistance firms. The Administrator shall provide the Participant with information concerning available job placement services.

8.  Status of Participant’s Employment.    The Corporation shall deem a Participant’s employment to terminate for all purposes as of the date that both his Transition Period and Pay Continuation Period terminate.

9.  Terms and Conditions of Benefits.    The Benefits described under the Plan are payable to a Participant subject to the following conditions:

(a)  The Participant shall promptly inform the Administrator if he secures new employment during his Transition Period or Pay Continuation Period.

(b)  The Participant shall assist BANK ONE with any transition issues that arise from the elimination of his position or other employment change that entitles the Participant to Benefits under the Plan.

(c)  Throughout his Transition Period and Pay Continuation Period, the Participant must continue to comply with any applicable code of conduct or integrity policy of the Corporation or BANK ONE.

(d)  To the extent permitted by applicable law, the Participant’s Benefits shall be reduced by any amounts due and owing by the Participant to the Corporation or BANK ONE.

The Administrator, in its sole and absolute discretion, may deny, terminate or seek repayment of a Participant’s Benefits under the Plan if a Participant fails to satisfy any of the foregoing conditions.

10.  Coordination/Non-Duplication of Benefits.    Notwithstanding anything herein to the contrary, the Corporation shall have no obligation to pay Benefits under this Plan if an Eligible Employee receives benefits under a Change of Control Agreement or the termination provisions of any other executive employment agreement.

11.  Plan Administration.    Except as otherwise specifically provided herein, the Administrator shall be responsible for the administration of the Plan. The Administrator shall have all powers and authority necessary to administer the Plan and fulfill its duties hereunder, including, but not limited to, the power to:

(a) interpret the Plan and resolve all questions regarding eligibility and the payment and amount of Benefits;

(b) review and decide all claims arising under the Plan;

(c) establish procedures for the making of Participants’ elections; and

(d) delegate to one (1) or more other persons or entities the authority to carry out its responsibilities hereunder.

12.  Claims Procedure.    A Claimant must file his claim in writing with the Administrator, along with any supporting documentation.  The Administrator or its designee shall review the claim and notify the Claimant of its decision.

(a)  If the claim is denied, in whole or in part, the Administrator or its designee shall notify the Claimant in writing within a reasonable period of time following its receipt of the claim. The notice of denial shall include:

(i)  the specific reason or reasons for the denial;

(ii)  reference to the provisions of the Plan on which the denial is based;

(iii)  a description of any additional material or information necessary for the Claimant to perfect the claim; and

(iv)  an explanation of the Plan’s claim review procedure.

(b) No later than 60 days following his receipt of a notice of claim denial, the Claimant or his duly authorized representative may submit a written request for review of the claim denial. In connection with such request, the Claimant or his duly authorized representative may review pertinent documents at the Administrator’s office and submit written issues and/or comments to the Administrator.

(c) The Administrator or its designee shall make a decision on review of a claim denial within 60 days following its receipt of a request for review, unless special circumstances require an extension of the time for processing, in which case the Claimant shall be notified in writing, and the Administrator or its designee shall make a decision within 120 days following its receipt of the request for review. The Administrator’s decision on review of a claim denial shall be made in writing and shall include:

(i)  the specific reason or reasons for the decision; and

(ii)  reference to the provisions of the Plan on which the decision is based.

(d) Notwithstanding the foregoing, the Administrator or its designee may, in its sole discretion and in lieu of the procedures described above, take whatever additional, alternative or abbreviated action it feels is satisfactory to fully and fairly review any claim for participation or Benefits hereunder, to provide adequate written notice of an initial claim denial or appeal and to offer reasonable opportunity for a full and fair review of a claim denial. Any such review process formulated under this paragraph (d) shall in no way affect the Administrator’s duties under Section 11 above.

(e) Each Claimant must fully exhaust the claims procedures outlined under this Section 12 before filing a claim arising under the Plan in a court of law or similar body. The Administrator’s decision on review of a claim denial shall be final and binding on all interested parties.

13.  Amendment and Termination.     The Board of Directors of the Corporation may amend or terminate the Plan at any time; provided, however, that, except as may otherwise be required by law, no such amendment or termination of the Plan shall reduce the benefits to which a Participant (or his beneficiary) is entitled under the Plan as of the date of such amendment or termination.

14.   No Guarantee of Employment or Benefits.    Nothing contained in the Plan shall be construed as a contract of employment or deemed to give any Eligible Executive the right to be retained in the employ of BANK ONE.  Notwithstanding their participation in the Plan, Eligible Executives remain employed at-will, and BANK ONE may terminate their employment at any time.

Additionally, participation in the Plan shall not be construed or deemed to give any Eligible Executive the right to receive any equity or other interest in the assets, business or affairs of BANK ONE. No Eligible Executive shall have a security interest in any assets of BANK ONE.

15.  Unfunded Benefits.    The Corporation shall pay the Benefits payable hereunder solely from its general assets, and in no event shall the Corporation fund Benefits through any trust, including any welfare benefits trust(s) used to fund benefits payable under other Corporation-sponsored programs.

16.  WARN Benefits.    The Corporation intends that a Participant’s Transition Period and Pay Continuation Period run concurrently with, or be applied towards, any notice or severance payment obligation required under any local, state or federal law, including the Worker’s Adjustment and Retraining Notification Act, to the full extent permitted by such laws.

17.  Successors and Assigns.    The provisions of the Plan are binding upon and inure to the benefit of BANK ONE, its successors and assigns, and the Participant, his beneficiaries, heirs, legal representatives and assigns.

18.  Gender and Number.    Unless the context clearly indicates otherwise, all references in the Plan to the masculine pronoun shall include the feminine, and all references to a singular individual shall include the plural (or vice versa).

19.  Headings Not Binding.    Section headings used herein are for convenience only and shall not be construed or interpreted as changing the intent or meaning of the provisions of the Plan.

20.  Severability.    If any provision of the Plan shall be held invalid or illegal for any reason, such invalidity or illegality shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

21.  Governing Law.    The Plan shall be subject to and construed in accordance with the laws of the State of Illinois, to the extent not preempted by federal law.